Exhibit 99.4
Questions and Answers
What does the decision by the Synovus Board of Directors to spin off TSYS mean?
TSYS will become a fully independent company no longer owned by Synovus. Synovus’ Board of Directors has approved an agreement providing for the spin-off to Synovus’ shareholders of all of the 80.8 percent of TSYS stock currently owned by Synovus. The spin-off is expected to be tax-free to Synovus and its shareholders. The distribution of the 159.6 million TSYS shares owned by Synovus will be made to Synovus shareholders on a pro rata basis and is expected to occur on December 31, 2007. The record date for this distribution is currently expected to be on or around December 18, 2007. Based on the number of Synovus shares outstanding as of September 30, 2007, Synovus expects that it would distribute approximately .49 share of TSYS for each share of Synovus stock; however, the final distribution ratio will be based on the number of Synovus shares outstanding on the record date and, accordingly, this preliminary distribution ratio is subject to change. Synovus shareholders will receive cash in lieu of fractional shares for amounts of less that one TSYS share.
What were the terms of the cash dividend involved?
As part of the spin-off transaction, TSYS will pay on a pro rata basis to its shareholders, including Synovus, a one-time cash dividend of $600mm or approximately $3.04 per TSYS share based on the number of TSYS shares outstanding as of September 30, 2007. The final per share dividend will be determined based on the number of TSYS shares outstanding on the record date for the TSYS cash dividend, which record date is currently expected to be on or around December 17, 2007. Synovus will receive approximately $485mm in proceeds from this one-time cash dividend.
How will Synovus shareholders benefit from this spin?
The Synovus Board of Directors has determined that it is in the best interest of shareholders to spin off TSYS, as we believe that the value and growth opportunity of both Synovus and TSYS will likely be greater as separate entities. The spin-off will allow our company to exclusively focus on becoming the premier regional banking company in the Southeast. We will take advantage of this opportunity to focus on growing and developing our highly skilled team of financial services experts, and will use available capital for growing our banking and investment businesses.
Synovus shareholders will receive information sometime in December, following the satisfaction of conditions to the spin-off, with details about how the TSYS shares will be distributed to Synovus shareholders.
When will the transaction take place?
The distribution of the 159.6 million TSYS shares owned by Synovus will be made to Synovus shareholders on a pro rata basis and is expected to occur on December 31, 2007.
What is the proposed timeline for the two companies to be separated?
Although Synovus and TSYS are expected to be separated December 31, 2007, there will be a period of time during which the companies will share some operational services, possibly through the end of 2008.

What did the Synovus Board of Directors consider in its decision around this spin-off transaction?
The Board’s decision was based on what is in the best interest of Synovus and its shareholders. Before a decision to spin was reached, the Board determined that the value and growth opportunity for both Synovus and TSYS would likely be greater as separate entities. The spin-off has the potential to provide the following benefits:
•	Unlocking the value of Synovus’ core banking franchise

•	Enabling TSYS to enhance its growth and strategic position in the industry unfettered by current constraints on issuing shares and on incurring debt as a result of existing within a bank holding company structure

•	Providing TSYS with an opportunity to broaden its investor base

•	Allowing the leadership teams of Synovus and TSYS to focus on their respective core businesses
What are the tax implications for the companies and for shareholders?
We expect to obtain an opinion from the King & Spalding law firm confirming that the transaction meets the tax-free spin-off requirements of the Internal Revenue Service and will not result in any additional tax liability for either company or their shareholders. The one-time cash dividend will be subject to standard dividend income taxation to TSYS’ shareholders other than Synovus.
Is shareholder approval needed from either company?
No approval is required from shareholders of either company for the spin-off or the pre-spin cash dividend; however, TSYS will ask its shareholders to approve certain amendments to its articles of incorporation and bylaws prior to the spin-off.
Is any regulatory approval needed?
Both companies will make the necessary regulatory filings as appropriate, including a filing by Columbus Bank and Trust, the banking subsidiary of Synovus which directly holds the TSYS shares, with the Georgia Department of Banking and Finance, but we do not foresee any regulatory roadblocks.
How might Synovus banking customers be impacted by this change?
Customers will continue to enjoy the same levels of service, quality products and local relationships as today. Synovus’ community bankers and investment experts remain empowered to make customer-centered, market-based decisions with the same access to resources needed to offer most any financial services solution.
What challenges will Synovus face without TSYS?
While TSYS has certainly been a key revenue contributor to Synovus for many years, we were a strong banking company before TSYS, throughout our ownership period, and we intend to continue that tradition after our companies are separated. Leveraging our competitive differentiators, combined with our track record for excellent long-term financial performance, strong leadership and highly ethical business standards, positions us for success.
How will Synovus position itself now for growth?
Synovus must continue to earn the right with our shareholders to maintain our independent position through an efficiently-run organization that produces superior performance and increased stock value. Leveraging our competitive differentiators, combined with our track record for excellent financial performance, strong leadership and highly ethical business standards, positions us for long-term success.

Just two years into our five year strategic growth plan, we have already invested significantly in our retail and commercial banking strategies, resulting in increased sales and an increase in customers; achieved better integration between FMS, mortgage and our banks, resulting in more seamless customer service and more referrals; and invested more resources in identifying and developing emerging technology that will offer alternative ways for customers to access our products and services.
Building on this momentum, we will emphasize these four areas for growth: Attracting, growing and retaining the best talent in the business.
•	Accountability for high performance and improved communication between leaders and their teams.

•	Leveraging our unique, decentralized delivery model to attract key talent who like our business approach.

•	Striving always to be the employer of choice.
Growing organically.
•	Broadening existing relationships by recognizing that selling our customers the financial services solutions they need is part of fulfilling our commitment to offering them the absolute best customer experience in the business.
Growing through entry into new markets.
•	Considering moving into new markets, even new states, through potential acquisitions that fit our culture, de novo entries and branching.
Continuing to diversify.
•	Endeavoring to diversify our commercial loan portfolio to better balance between commercial real estate, C&I and retail lending.

•	Capitalizing on all of our product lines, including our commercial, retail, investment and specialty lines of business, and continuing to integrate those lines into our bank channels for seamless customer delivery.

•	Remaining open to opportunistic investments in non-banking, non-interest income-generating arenas, while not becoming distracted from becoming the premier regional bank in the Southeast.
Will Synovus maintain its decentralized delivery structure?
Synovus will continue to operate in a decentralized delivery structure, which is attractive to both retail and commercial customers who want the responsiveness and flexibility of a community bank, combined with the expertise, products and services of a bank that has the capacity to meet any financial services need. Giving our bankers and investment professionals the resources they need while empowering them to make relationship- and market-based decisions that are best for their customers offers us a truly unique edge in our markets. In addition, leveraging our unique model will attract key talent who like our business approach.
Is Synovus considering any potential acquisitions?
Acquisitions have historically been a component of our growth strategy at Synovus. While as a matter of policy, we do not comment on specific situations, as a general matter, we carefully consider potential opportunities to grow strategically, which may from time-to-time include potential acquisitions.
Have you spoken to any local politicians or elected representatives regarding the spin?
We are currently informing all of our key stakeholders about the announcement, including pertinent civic and elected officials.

Will Synovus’ headquarters remain in Columbus?
Yes, Synovus will remain headquartered in Columbus and is committed to continuing our contribution to the community.
Will the spin off result in workforce reductions at Synovus or TSYS?
A relatively small number of team members will be affected by the separation of shared services and a majority of those team members will be re-deployed between the two companies.

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